UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 31, 2008
Hyde Park Acquisition Corp.
(Exact name of registrant as specified in its charter)
Delaware	000-52459	20-5415048
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
461 Fifth Avenue, 25th Floor, New York, New York		10017
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 212-644-3450
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01. Other Events.

Hyde Park Acquisition Corp. held its Special Meeting of Stockholders on October 31, 2008 to, among other things, approve Hyde Park's proposed acquisition of Essex Holdings LLC and its wholly-owned subsidiary Essex Crane Rental Corp., as described in Hyde Park's definitive proxy statement relating to the proposed acquisition.  The Essex acquisition proposal was approved at the special meeting by majority vote of the shares issued in Hyde Park's initial public offering, or IPO shares.  Holders of 2,357,736 IPO shares, or approximately 18.2% of the total IPO shares, voted against the acquisition and exercised their right to convert their IPO shares into their pro-rata share of the amount held in Hyde Park's trust account.  The pro-rata conversion amount equaled approximately $7.93 per share, and, accordingly, approximately $18,696,847 has been retained in Hyde Park's trust account for the benefit of converting IPO shareholders.  The balance of the funds in Hyde Park's trust account, approximately $83,940,703, together with incremental borrowings under the new credit facility for Essex described in Hyde Park's proxy statement of $9,298,594, was used to fund the acquisition purchase price and transaction costs.

The other proposals included in Hyde Park’s definitive proxy statement and put to a vote at the Special Meeting were also approved.

Also, as previously announced, Hyde Park's board of directors has approved a $12 million discretionary buy-back plan for the company's common shares and publicly-traded warrants. Under the plan, the company may from time to time purchase shares and/or warrants in open market and private purchases.

On October 31, 2008, Hyde Park issued a press release announcing the completion of the acquisition of Essex, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDE PARK ACQUISITION CORP.

Date: October 31, 2008	By:	/s/ Laurence Levy
Name: Laurence Levy
Title: Chief Executive Officer